Exhibit 99.1

MEMORANDUM

TO:	Directors & Executive Officers of Knowles Corporation

FROM:	Bob Perna, Senior Vice President, General Counsel & Secretary

DATE:	September 11, 2019

RE:	Important Notice Regarding 401(k) Plan Blackout Period and Restrictions on Ability to Trade in Company Securities

This notice is to inform you of significant restrictions on your ability to trade in Knowles Corporation (the “Company”) stock during an upcoming blackout period (the “Blackout Period”) that will apply to the Knowles Corporation 401(k) Plan (the “Plan”).

The Blackout Period, which is due to a change of the Plan’s trustee and recordkeeper, is expected to begin on October 9, 2019 at 4:00 p.m., Eastern Time and end the week beginning October 27, 2019. During the Blackout Period, Plan participants will be unable to engage in transactions involving assets held in their Plan accounts, including changing contribution rates, directing or diversifying investments (including investments in the Company’s common stock), or obtaining a Plan loan, withdrawal or distribution.

In accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 (“SOX”) and Rule 104 of Securities and Exchange Commission Regulation BTR (Blackout Trading Restriction), the Company’s directors and executive officers are prohibited from purchasing, selling or otherwise acquiring or transferring, directly or indirectly, any equity security of the Company acquired in connection with their services as a director or executive officer during the Blackout Period, regardless of whether the individual participates in the Plan. Please note that “equity securities” is defined broadly to include the Company’s common stock, options, and other derivatives. Also, as a director or executive officer, these prohibitions apply to you and to members of your immediate family who share your household, as well as by trusts, corporations and other entities whose stock ownership may be attributed to you. The trading prohibition does not apply, however, to certain transactions, such as qualified Rule 10b5-1 trading plan transactions and bona fide gifts. It is also important to note that while you are permitted to engage in transactions involving equity securities that were not acquired in connection with your services as a director or executive officer, there is a presumption that any such transactions are prohibited unless you can identify the source of such shares and show that you used the same identification for all related purposes, such as tax reporting and disclosure requirements.

These rules apply in addition to the trading restrictions under the Company’s insider trading policy, pursuant to which you are already precluded from trading in Company securities outside of designated quarterly window periods. Because of the complexity of the applicable rules and the severity of penalties and other remedies, please contact me before engaging in any transaction involving the Company’s equity securities during the Blackout Period.

If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.

When known, I will inform you of the actual ending date of the Blackout Period. In the meantime, if you have any questions about the Blackout Period, its beginning or ending dates or the information in this notice, please feel free to contact me.